Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-228926 and 333-229014 on Form S-3 and Registration Statement No(s). 333-229343, 333-223893 and 333-221992 on Form S-8 of our auditors’ report dated February 26, 2019, relating to the consolidated financial statements of Zomedica Pharmaceuticals Corp. and its subsidiaries (the “Company”) for the years ended December 31, 2018 and 2017 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Report on Form 10-K/A dated March 13, 2019.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 13, 2019

Toronto, Canada